Exhibit 99

Trico Marine Expands Board of Directors, Elects Martin to Fill Newly Created Seat

 HOUSTON, May 9 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (Nasdaq: TMAR) announced today that its Board of Directors has expanded the Board to add an additional independent director. J. Landis Martin was elected to the new seat.

The addition of the independent director is intended to enhance corporate governance and the company's ability to comply with new SEC rules and proposed Nasdaq regulations increasing demands on independent directors.

Mr. Martin is currently President and CEO of NL Industries (NYSE), one of the world's largest producers of pigments used in paints, plastics, paper and cosmetics. Mr. Martin is also Chairman and CEO of Titanium Metals Corporation (NYSE) the world's largest producer of titanium metal.

Mr. Martin currently serves on the Board of Directors of Halliburton (NYSE), Crown Castle International Corporation (NYSE), Special Metals Corporation and Apartment Investment and Management Corporation (NYSE), a Denver based real estate investment trust.

Mr. Martin served as Chairman and CEO of Baroid Corporation from 1987 to 1994. Before that, he was a senior partner at the law firm of Kirkland and Ellis where he worked from 1972 to 1987. Mr. Martin earned a B.B.A. and J.D. from Northwestern University.

Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities.